Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Unity Bancorp, Inc. and Subsidiaries, of our report dated March 3, 2017, relating to the consolidated financial statements of Unity Bancorp, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Unity Bancorp, Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ RSM US LLP

Blue Bell, Pennsylvania
May 22, 2017